State of Delaware
Secretary of State
Division of Corporations
Delivered 08:59 AM 09/08/2022
FILED 08:59 AM 09/08/2022
SR 20223469796 - File Number 5372227

CERTIFICATE of AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TOUCHPOINT GROUP HOLDINGS INC.

Touchpoint Group Holdings Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), hereby certifies as follows:

1. Section 4 of the Certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

   "4. The total number of shares of common stock which the Corporation is authorized to issue is 30,000,000,000 shares, at a par value of $0.000001 per share and the total number of shares of preferred stock which the Corporation is authorized to issue is 50,000,000, at a par value of $0.000001 per share. The board of directors is expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof. The powers, preferences and relative participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding."

2. This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL.

3. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of the 8th day of September, 2022.

Touchpoint Group Holdings Inc.

By: /s/ Mark White
Mark White
President and Chief Executive Officer